Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of June 20, 2019 is made and entered into by and between CATHAY GENERAL BANCORP, a Delaware corporation (the “Company”), CATHAY BANK, a California corporation and a wholly-owned subsidiary of the Company (the “Bank”), and PIN TAI (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Bank desire to employ Executive, and Executive desires to be employed by the Company and the Bank upon the terms and subject to the conditions set forth in this Agreement, effective as of the Effective Date (as defined in Section 13(b)).

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.     Employment and Positions. The Company and the Bank hereby agree to employ Executive, and Executive hereby agrees to be employed by the Company and the Bank, for the Employment Period (as defined below). During the Employment Period, Executive shall serve as Chief Executive Officer of the Company and Chief Executive Officer of the Bank, and shall report to the Executive Chairman. During the Employment Period, Executive shall perform such duties as are assigned to him by the Executive Chairman. During the Employment Period, Executive shall also continue to serve as a member of the Cathay Bank Board (“Bank Board”) and the Cathay General Bancorp Board (“Company Board”) (Bank Board and Company Board may be collectively referred to herein as “Boards”), without additional compensation.

2.     Performance. During the Employment Period, Executive agrees to devote his business time, energy, experience and talents to the business and affairs of the Company and the Bank, to discharge the responsibilities assigned to Executive hereunder and by the Boards and to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage his and his family’s personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an employee of the Company and the Bank in accordance with this Agreement, as determined in the sole judgment of the Boards. Executive shall perform all such services in accordance with the policies, procedures and rules established by the Company, the Bank and the Boards. In addition, Executive shall comply with all laws, rules and regulations that are generally applicable to the Company or its subsidiaries or affiliates and their respective employees, directors and officers.

3.     Employment Period. Subject to earlier termination pursuant to Section 8, the term of employment of Executive hereunder shall begin on October 1, 2019, and shall continue until and including September 30, 2020 (the “Employment Period”). Notwithstanding the foregoing, the employment of Executive hereunder shall cease and this Agreement shall terminate, if and when during the Employment Period a Change of Control shall occur and the Effective Date shall have commenced (as such terms are defined in the Amended and Restated Change of Control Employment Agreement dated December 18, 2008, as amended May 3, 2017 among the parties hereto, hereinafter the “Change of Control Agreement”), following which the terms of Executive’s employment shall be governed exclusively by the Change of Control Agreement.

4.     Principal Location. Executive’s principal place of employment shall be the Company’s administrative offices in El Monte, California, or such other location or locations as the Company Board may from time to time designate.

5.     Compensation and Benefits.

(a)     Base Salary. As compensation for his services hereunder and in consideration of Executive’s other agreements hereunder, during the Employment Period, the Company shall pay Executive an annual base salary (the “Base Salary”), payable in equal installments in accordance with the applicable payroll practices, at an annual rate of $819,000, subject to review from time to time by the Company Board for increases but not decreases.

(b)     Bonus. Executive shall be eligible to earn a bonus for the calendar year 2019 under the Cathay General Bancorp 2005 Incentive Plan, Executive Officer Cash Bonus Program (“Bonus Plan”). Subject to Executive being employed on September 30, 2020 and Executive signing and not revoking a Separation Agreement and General Release in form and substance acceptable to the Company and the Bank (the “Release”), Executive shall be eligible for a special bonus of One Hundred Ten Thousand Six Hundred Fourteen Dollars ($110,614.00) for the applicable portion of calendar year 2020, which shall be paid on or before October 15, 2020 (the “Special Bonus”).

(c)     Welfare Benefit Plans. During the Employment Period, Executive and/or Executive’s family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices, policies and programs provided by the Company and the Bank (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executive officers of the Company and the Bank.

(d)     Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits, including, without limitation, a country club membership and monthly reimbursement of expenses relating to use of Executive’s automobile, in accordance with the plans, practices, programs and policies of the Company and the Bank for their executive officers or as otherwise agreed upon in advance.

(e)     Vacation. Vacation accrues on a basis equivalent to four (4) weeks per full calendar year of employment, in accordance with the Bank’s standard vacation policy and payroll practices for employees.

(f)     Business Expenses. Executive shall be reimbursed by the Company and the Bank for all reasonable and necessary business expenses actually incurred by him in performing his duties hereunder in accordance with policies established by the Company and the Bank from time to time and subject to receipt by the Company or the Bank of appropriate documentation.

6.     Equity Awards. During the Employment Period, each restricted stock unit (each, an “RSU”) held by Executive as of the date hereof granted pursuant to the Cathay General Bancorp 2005 Incentive Plan, as amended and restated effective May 18, 2015 (as may be further amended from time to time, the “Plan”), and the applicable award agreement, shall be eligible to vest in accordance with the terms of the Plan and such agreement, as modified, if applicable, by this Section 6 and Section 9(b)(iii). In this regard:

(a)     Each RSU that is subject solely to time-based vesting and that is scheduled to vest on or prior to September 30, 2020 shall remain eligible to vest on the applicable scheduled vesting date, subject to Executive’s continued employment with the Company through such scheduled vesting date.

(b)     Each RSU that is subject solely to time-based vesting and that is scheduled to vest after September 30, 2020 shall not vest but shall be forfeited pursuant to the terms of the Plan.

(c)     Each RSU that is subject to vesting based on performance for the three-year period ending on December 31, 2019 shall vest on such date, subject to Executive’s continued employment with the Company through such date and the level of achievement of the applicable performance goal measured as of such date.

(d)     Each RSU that is subject to vesting based on performance for the three-year period ending on December 31, 2020 shall vest on a pro rata basis through the last day of Employment Period subject to the level of achievement of the applicable performance goal measured as of such date.

(e)     For clarity and the avoidance of doubt, (i)  any RSUs that do not vest in accordance with the terms of the Plan and the applicable award agreements, as modified, if applicable, by this Section 6 and Section 9(b)(iii), will be forfeited without consideration, (ii) a schedule of the RSUs terms and their applicable vesting dates (which, for the avoidance of doubt remain in effect except as explicitly modified pursuant to this Section 6) is set forth on Exhibit A hereto, and (iii) during the Employment Period, Executive shall not be entitled to receive any additional grants of restricted stock units or other equity awards under the Plan or otherwise with respect to services performed by Executive in 2018 or thereafter.

7.     Covenants of Executive. In return for the consideration in this Agreement, Executive acknowledges his agreement to comply with the following obligations and any similar obligations set forth in any other agreement between the parties hereto:

(a)     Non-solicitation. During the Employment Period and for a period of one (1) year following termination of such employment under any circumstances, Executive shall not willfully, directly or indirectly, (i) recruit, solicit for employment or otherwise contract for the services of, or establish a business relationship with (or assist any other person in engaging in any such activities), any person who is, or within twelve (12) months before any date of determination was (and, following the termination of Executive’s employment with the Company, within twelve (12) months before or after such termination, was) an officer of the Company or any of its subsidiaries or affiliates; or (ii) otherwise induce or attempt to induce (or assist any other person in engaging in any such activities) any officer of the Company or any of its subsidiaries or affiliates to terminate such person’s employment or other relationship with the Company or any of its subsidiaries or affiliates, or in any way interfere with the relationship between the Company or any of its subsidiaries or affiliates and any such officer.

(b)     Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company and the Bank all proprietary or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, and their respective businesses and operations, which information, knowledge or data shall have been obtained by Executive during Executive’s employment by the Company or the Bank and which information, knowledge or data shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (the “Confidential Information”). Executive shall not, without the prior written consent of the Company or the Bank or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company or the Bank and those persons designated by the Company or the Bank.

(c)     Non-Disparagement. Executive shall refrain, both during the Employment Period and thereafter, from making or publishing any oral or written statements about the Company or any subsidiary or affiliate, or any of their known respective officers, employees, stockholders, investors, directors, agents or representatives, that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing. The foregoing restriction shall include, without limitation, statements made, whether directly or indirectly, to or on social media, internet websites, blogs and electronic bulletin boards, as well as statements to the media, including writers, researchers, reporters, magazines, newspapers, book publishers, television stations, radio stations, the motion picture industry, public interest groups, and the publishing industry generally. In the event such a communication is made to anyone, it will be considered a material breach of the terms of this Agreement. This provision is not intended to limit Executive’s right to give non-malicious and truthful testimony should he be subpoenaed to give such testimony, and the foregoing restrictions shall not apply with respect to Executive’s communication with federal, state or local governmental agencies as may be legally required or otherwise protected by law.

(d)     Company Property. All Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its subsidiaries and affiliates, whether prepared by Executive or otherwise coming into his possession or control in the course of the performance of his services for the Company and its subsidiaries and affiliates, shall be the exclusive property of the Company and shall be delivered to the Company, and not retained by Executive (including, without limitation, any copies thereof), promptly upon request by the Company and, in any event, promptly upon termination of his employment. Executive acknowledges and agrees that he has no expectation of privacy with respect to the Company’s or its subsidiaries’ or affiliates’ telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Executive’s activity and any files or messages on or using any of those systems may be accessed and monitored at any time without notice. Nothing contained herein is intended to constitute a waiver of Executive's privacy rights with respect to any personal e-mail, home network or home computer systems, except to the extent of any communications pertaining to the business of the Company or the Bank.

(e)     Conflicts; Competition. During the Employment Period, Executive may not perform services for any other entities without the prior written permission of the Bank and the Company. In addition, during the Employment Period and for twelve (12) months thereafter, provided that the Company and the Bank have complied with the terms of the Consulting Agreement entered into by the parties concurrently with entering into this Agreement (the “Consulting Agreement”), Executive shall not solicit or induce any Bank customer to stop or reduce its business with the Bank and shall not, in any location where the Bank or the Company does business, provide services as a consultant, employee, owner, advisor, or in any other capacity to any person or entity that competes, directly or indirectly, with the business of the Bank or the Company, including, but not limited to, (i) soliciting or inducing any Bank customers to do business with another financial institution; or (ii) providing services to or entering into employment with another financial institution without the express written permission of the Bank and the Company.

(f)     Enforcement. Executive acknowledges that a breach of his covenants and agreements contained in this Section 7 would cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Executive agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Section 7, then in addition to any other remedy which may be available at law or in equity, the Company and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law. Whenever Executive is proven to have breached any of the covenants or agreements contained in this Section 7, after an arbitration proceeding is conducted pursuant to Section 15, the Company or the Bank (as applicable) may cease or withhold payment to Executive of any of the Severance Benefits (as defined in Section 9(b)), for which he otherwise qualifies under Section 9 (b).

(g)     Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including this Section 7, is intended to prohibit Executive from reporting possible violations of law to, filing charges with, or making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any self-regulatory agencies such as the SEC or federal, state or local governmental agencies (collectively, “Government Agencies”). Accordingly, Executive does not need the prior authorization of the Bank or the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify the Bank or the Company that he has engaged in any such communications or made any such reports or disclosures. In addition, Executive is hereby notified that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement, Executive understands that he has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that he also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

8.     Termination of Employment.

(a)     Death. Executive’s employment shall terminate automatically if Executive dies during the Employment Period.

(b)     Disability. If the Company determines in good faith that Disability (as defined below) of Executive has occurred during the Employment Period, it may give to Executive written notice in accordance with Section 10 of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the thirtieth (30th) day thereafter (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of his duties. “Disability” means the absence of Executive from Executive’s duties with the Company or the Bank (as applicable) on a full-time basis for ninety (90) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative.

(c)     Cause. The Company may terminate Executive’s employment during the Employment Period with or without “Cause,” which means:

the willful and continued failure of Executive to perform substantially Executive’s duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness or following Executive’s delivery of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to Executive by the Company Board that specifically identifies the manner in which the Company Board believes that Executive has not substantially performed Executive’s duties and provides Executive with a reasonable period of not less than seven (7) business days to cure any such failure, or the willful engaging by Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or the Bank.

For purposes of this Section 8(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(d)     Good Reason. Executive’s employment may be terminated during the Employment Period by Executive for, or by Executive voluntarily without, “Good Reason,” which means any failure by the Company or the Bank to comply with any of the provisions of Sections 5 or 6, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company or the Bank promptly after receipt of notice thereof given by Executive;

(e)     Upon Expiration of Employment Period. Executive’s employment shall terminate automatically upon expiration of the Employment Period. Termination of employment under this Section 8(e) shall not constitute a termination without Cause under Section 8(c) or with Good Reason under Section 8(d).

(f)     Notice of Termination. Any termination of employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party(ies) (as applicable) hereto given in accordance with Section 10. A “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason, respectively, shall not waive any right of the Company or Executive hereunder or preclude the Company or Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s respective rights hereunder.

(g)     Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of death of Executive or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a separation from service as referred to in Section 11, and the date on which such a separation from service takes place shall be the “Date of Termination.”

(h)     Resignation as Officer or Director. Upon a termination of employment, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as a director or officer of the Company, or of the Bank or of any other subsidiaries or affiliates of the Company. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

9.     Obligations of the Company upon Termination.

(a)     Accrued Obligations. If Executive’s employment terminates during the Employment Period for any reason, the Company or the Bank (as applicable) shall pay to Executive (or Executive’s estate or beneficiaries, in the case of Executive’s death), within thirty (30) days after the Date of Termination, the following sums if not already paid as of the Date of Termination: (i) Executive’s Base Salary through the Date of Termination; (ii) Executive’s business expenses that are reimbursable pursuant to Section 5(f); (iii) Executive’s cash bonus, if any, for 2019 or 2020, if such bonus has been determined, but not yet paid (collectively, the “Accrued Obligations”). Except as specifically provided in this Agreement, upon receipt of the Accrued Benefits, Executive shall not be entitled to any additional compensation or benefits of any kind from the Company or the Bank.

(b)     Severance Benefits. If, during the Employment Period, the Company or the Bank terminates Executive’s employment without Cause or Executive terminates his employment with Good Reason, subject to Executive’s compliance with the covenants set forth in Section 7 hereof, and to Executive signing and not revoking the Release, the Company or the Bank will provide Executive the following severance benefits (“Severance Benefits”):

(i)     Salary continuation at the then applicable rate of Base Salary through September 30, 2020, payable on the Company’s regular paydays commencing with the first regular payday that is at least sixty (60) days after the Date of Termination; provided however, that the first salary continuation payment will also include payment of any Base Salary that Executive would have received between the Date of Termination and first salary continuation payment but for the delay in commencement of the salary continuation payments resulting from Executive’s obligations hereunder to consider, sign, and not revoke the Separation Agreement and General Release as a condition of receiving salary continuation payments;

(ii)     Additional severance of Two Hundred Ninety Six Thousand Five Hundred Twelve Dollars ($296,512.00), payable in two halves, with the first half payable on March 31, 2021 and the second half payable in October 2021.

(iii)     To the extent the bonus with respect to 2019 is not determined and payable as Accrued Obligations as of the date of termination, payment of the target bonus amount with respect to 2019 and the Special Bonus set forth in Section 5(b) hereof.

(iv)     Each RSU then held by Executive shall remain eligible to vest in accordance with Section 6 on the same date, and subject to the same terms (including settlement timing), as if Executive had remained employed by the Company and the Bank through September 30, 2020; provided however, that any such RSU that was eligible to vest prior to the sixtieth (60th) day after the Date of Termination shall instead be eligible to vest on such sixtieth (60th) day.

(c)     Nonexclusivity. Nothing in this Agreement shall prevent Executive (or his estate or beneficiaries in case of death) from his rights to vested benefits; in the case of death or disability, to insurance benefits under any Company life or disability insurance policy; or as otherwise provided by law.

10.     Notices. All notices, requests, demands, claims, consents and other communications which are required or otherwise permitted hereunder shall in every case be in writing and shall be (i) delivered personally, (ii) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (iii) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below:

If to the Company or the Bank:	Cathay General Bancorp
9650 Flair Drive
El Monte, California 91731
Attention: General Counsel

If to Executive:	At Executive’s residence address as maintained by the Company and the Bank in the regular course of their business for payroll purposes, with a copy to:

With a Copy to:	George Azadian Esq.
707 Foothill Blvd. Suite 200
La Cañada Flintridge, California 91011

or to such other address as shall be furnished in writing by any party to the other parties. Any such notices or other communications shall be deemed to have been given: (A) the date such notice is personally delivered, (B) three days after the date of mailing if sent by certified or registered mail, or (C) one business day after date of delivery to the overnight courier if sent by overnight courier.

11.     Section 409A.

(a)     Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations and guidance of general applicability issued thereunder (“Section 409A”), any and all amounts payable under this Agreement that constitute “nonqualified deferred compensation” payable due to a “separation from service” (as those terms are used in Section 409A) and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Executive’s death, in each case, with interest from the date on which payment would otherwise have been made, calculated at the applicable federal rate provided under Section 7872(f)(2)(A) of the Code. If Executive receives compensation under Section 9 that can in whole or in part be treated as paid under a “separation pay plan” described in Treasury Regulations Section 1.409A-1(b)(9)(iii) or as a “short-term deferral” described in Treasury Regulation Section 1.409A-1(b)(4), then, to the extent permitted under Section 409A, such compensation shall be treated accordingly.

(b)     For purposes of Section 9, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulations Section 1.409A-1(h) after giving effect to the presumptions contained therein).

(c)     Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(d)     Any amount that Executive is entitled to be reimbursed or to have paid on his behalf under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)     It is intended that the terms of this Agreement comply with Section 409A, or an exemption therefrom, and the terms of this Agreement will be interpreted accordingly; provided, however, that the Company and its executives, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to Executive or any related party with respect to any taxes, penalties, interest or other costs or expenses Executive or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A.

12.     Section 280G. If any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 12, be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent as would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. If a reduction is required pursuant to Section 280G, the reduction shall be made as follows: (x) if none of the parachute payments constitute non-qualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing, and (y) if any parachute payments constitute non-qualified deferred compensation or if Executive fails to elect an order, then the parachute payments to be reduced will be determined by the Accounting Firm (defined below) in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. Any determination required under this Section shall be made by independent accounting firm designated by the Company (the “Accounting Firm”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that the Accounting Firm shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs that the Accounting Firm may reasonably incur in connection with any calculations contemplated by this Section.

13.     Release of Claims.

(a)     General Release of Claims. In consideration of valuable consideration to which Executive is not otherwise entitled, including without limitation the Company’s and the Bank’s promises set forth in this Agreement, the sufficiency of which Executive acknowledges, Executive, on behalf of Executive and Executive’s heirs, executors, representatives and assigns, hereby fully acquits, releases, waives and discharges the Company and the Bank, their affiliated, related, parent or subsidiary companies, and their predecessors, successors, and present and former officers, directors, committee members, representatives, attorneys, agents or employees (the “Released Parties”) from any and all claims, obligations, liabilities, complaints, causes of action, charges, debts, and demands of whatever kind whatsoever, in law or in equity, known or unknown, asserted or unasserted (“Claims”), which Executive has ever had or now has against the Released Parties, including without limitation, Claims arising out of or in any way related to Executive’s relationship with any or all of the Released Parties, all Claims with respect to any aspect of Executive’s employment, compensation, or termination from employment by the Company or the Bank, whether based on contract, tort, federal, state or local statute, law, rule, regulation, local ordinance or any comparable law in any jurisdiction (“Released Claims”). Released Claims include, but are not limited to: all Claims arising from Executive’s employment by the Bank or the Company or the termination of that employment, including Claims for wrongful termination or retaliation and the terms and conditions of employment; all Claims related to Executive’s compensation or benefits, including wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits; all Claims for breach of contract; all tort Claims, including Claims for fraud, defamation, slander, libel, disparagement, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy; and any other Claims of any kind whatsoever, arising from the beginning of time until the date Executive signs this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law, public policy or common law in any jurisdiction.

By way of example and not in limitation of the foregoing, Released Claims include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq.; the California Fair Employment and Housing Act, Cal. Gov. Code §12900 et seq., the California Labor Code and the orders of the California Industrial Welfare Commission. The Parties intend for this release to be enforced to the fullest extent permitted by law. Executive understands and the Company agrees that Executive is not waiving any right or Claims that cannot be waived as a matter of law, such as workers’ compensation Claims, Claims for indemnification under California Labor Code Section 2802, Claims for unemployment insurance benefits, Executive’s right to vested equity or other vested benefits, rights created by this Agreement, or as otherwise set forth in this General Release. The Parties further agree that Released Claims shall not include Claims for indemnity under any applicable employer insurance policy or under the bylaws of the Company or the Bank. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

(b)     Specific Release of ADEA Claims. Executive further unconditionally releases and forever discharges the Released Parties from any and all Claims that Executive may have arising under the ADEA as of the date Executive signs this Agreement. Executive confirms that: (i) Executive has been advised by the Bank and the Company to consult with an attorney of Executive’s choice before signing this Agreement; (ii) Executive was given no fewer than twenty-one (21) days to consider the terms of this General Release, although Executive may sign it sooner if desired; (iii) Executive is providing this release in exchange for consideration in addition to that which Executive is already entitled; (iv) Executive has seven (7) days from the date of signing this General Release to revoke this General Release by providing the Bank and the Company with a written notice of revocation delivered to Cathay Bank, 9650 Flair Drive, El Monte, CA 91731, Attn: General Counsel, before the end of such seven-day period (“Revocation Period”); (v) this Agreement, including this General Release, will not become effective until the Revocation Period passes without Executive revoking the General Release (the “Effective Date”), and (vi) the release contained in this Section does not apply to rights and claims that may arise after the date on which Executive signs this General Release, (vii) Executive knowingly and voluntarily accepts the terms of this General Release. Executive further agrees that any change to this General Release, whether material or immaterial, will not restart the twenty-one (21) day period for Executive to consider the terms of this General Release.

(c)     Agreement Not to File. Except as otherwise set forth in this General Release, Executive represents that Executive has not initiated, filed, or caused to be filed and agrees not to initiate, file or cause to be filed any Claims against any Released Parties with respect to any aspect of Executive’s employment by or termination from employment with the Bank or the Company or with respect to any other Released Claim. Executive further agrees not to encourage any person, including any current or former employee, to file any kind of Claim whatsoever against the Bank or the Company. Executive also agrees not to solicit, assist, support or in any other way cooperate in the initiation or prosecution of any action or proceeding brought against the Released Parties, or any of them, by a third party, except if compelled to do so by legal process. Notwithstanding anything to the contrary set forth in this General Release, Executive retains the right to challenge the validity of the waiver of Executive’s Claims under the ADEA.

(d)     Section 1542 General Release Of Known an Unknown Claims. Executive agrees that because this release specifically covers known and unknown claims, Executive waives Executive’s rights under Section 1542 of the California Civil Code or any other comparable statute of any jurisdiction. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

14.     Miscellaneous.

(a)     Adjustments to Comply with Final Interagency Guidance on Sound Incentive Compensation Policies. Notwithstanding anything herein to the contrary, the compensation or benefits provided under this Agreement are subject to modification, as necessary to comply with requirements imposed by the Bank Board or Company Board, to comply with the “Final Interagency Guidance on Sound Incentive Compensation Policies” issued on an interagency basis by the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision, effective June 25, 2010, or any amendment, modification or supplement thereto, which shall be deemed to include, without limitation, any rules adopted pursuant to Section 956 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(b)     Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including 12 C.F.R. Part 359.

(c)     Governing Law. The Parties acknowledge that they have been represented by counsel who negotiated this Agreement on their behalf, and, with the advice and representation of counsel, they agree that this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(d)     Severability. Whenever possible, each provision of this Agreement shall be construed and interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by, or invalid, illegal or unenforceable in any respect under, any applicable law or rule in any jurisdiction, such prohibition, invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other jurisdiction, and the parties undertake to implement all efforts which are necessary, desirable and sufficient to amend, supplement or substitute all and any such prohibited, invalid, illegal or unenforceable provisions with enforceable and valid provisions in such jurisdiction which would produce as nearly as may be possible the result previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

(e)     Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and the Bank and be reasonably available to the Company and the Bank with respect to continuing and/or future matters related to the period of Executive’s employment with the Company and/or any of its subsidiaries or affiliates or any matter of which he otherwise has knowledge, whether such matters are business-related, legal, regulatory or otherwise (including, without limitation, Executive appearing at the Company’s or the Bank’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company and the Bank all pertinent information and turning over to the Company and the Bank all relevant documents which are or may come into Executive’s possession). The Company and the Bank shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such services after the Employment Period that are approved by the Company or the Bank.

(f)     Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Company and the Bank and their successors and assigns and Executive and Executive’s heirs, executors, administrators and personal representatives; provided that the services provided by Executive under this Agreement are of a personal nature, and the rights and obligations of Executive under this Agreement shall not be assignable or delegable, except for any payments upon death of Executive under Section 8.

(g)     Executive’s Representation by Counsel. EXECUTIVE HEREBY ACKNOWLEDGES AND REPRESENTS THAT Executive HAS CONSULTED WITH INDEPENDENT LEGAL COUNSEL REGARDING EXECUTIVE’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT DETERMINED NECESSARY OR APPROPRIATE BY EXECUTIVE, AND THAT Executive FULLY UNDERSTANDS THE TERMS AND CONDITIONS CONTAINED HEREIN.

(h)     Withholding. All amounts payable hereunder shall be subject to withholding for all taxes and deductions required by any federal, state, local or other applicable law.

(i)     Entire Agreement. This Agreement, together with the Change of Control Agreement and the Arbitration Agreement, as defined in subsection (p) below, constitutes the entire agreement and understanding between the parties hereto with respect to employment of Executive, and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have governed employment of Executive.

(j)     Survival. The covenants set forth in Sections 7 shall survive and shall continue to be binding upon Executive notwithstanding the termination of this Agreement for any reason whatsoever.

(k)     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company, the Bank and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any similar or dissimilar requirement, provision or condition of this Agreement at the same or any prior or subsequent time. Pursuit by any party of any available remedy, either in law or equity, or any action of any kind, shall not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive.

(l)     Execution and Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one agreement. A facsimile or electronic signature to this Agreement shall be deemed an original and binding upon the party(ies) against whom enforcement is sought.

(m)     Headings and References. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to Sections and subsections herein shall refer to the Sections and subsections in this Agreement unless expressly indicated otherwise.

(n)     Jurisdiction and Venue. In connection with enforcement of equitable remedies under Section 7(e), each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of California, County of Los Angeles, and each of the parties agrees that any action to enforce equitable remedies must be commenced only in the a federal or state court located in the State of California, County of Los Angeles. All of the parties hereto hereby irrevocably waive any objection which he or it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any such suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 10.

(o)     Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

15.     Arbitration.

(a)     Arbitrable Claims.

(i)     To the fullest extent permitted by law, and except as otherwise provided in this Agreement, any and all claims or controversies between Executive and Bank or the Company (or between Executive and any present or former officer, director, agent, or employee of Bank or the Company or any parent, subsidiary, or other entity affiliated with Bank or the Company) relating in any manner to this Agreement or the termination of this Agreement or Executive’s employment shall be resolved by final and binding arbitration (“Arbitrable Claims”).

(ii)     Arbitrable Claims shall include, but not be limited to, contract claims, tort claims, statutory claims and regulatory claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Labor Code and orders of the Industrial Welfare Commission.

(iii)     Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.

(iv)     Notwithstanding the foregoing, Arbitrable Claims shall not include claims for unemployment benefits, workers’ compensation claims, claims under the National Labor Relations Act, and any claims precluded by law from agreements for pre-dispute arbitration (“Excluded Claims”), and nothing herein shall prevent Executive or Bank or the Company from seeking provisional relief pursuant to California Code of Civil Procedure section 1281.8, including injunctive relief, in a court of competent jurisdiction as set forth in Section 14(n).

(b)     Arbitration Procedure.

(i)     Except as specifically provided in this agreement, any arbitration proceeding shall be conducted in accordance with the then current [JAMS Employment Arbitration Rules and Procedures (the “Arbitration Rules”) to the extent not inconsistent with this Agreement. The Arbitration Rules are available for review at https://www.jamsadr.com/rules-employment-arbitration/english.]

(ii)     Arbitration shall be initiated by the aggrieved party giving all other party written notice as described in this paragraph (“Notice of Dispute”). Written notice of a claim by Executive shall be mailed by certified or registered mail, return receipt requested, to Cathay General Bancorp, Attn: General Counsel at 9650 Flair Drive, 8th Floor, El Monte, California 91731. Written notice of a claim by Bank or the Company shall be mailed to the notice address of Executive. The Notice of Dispute shall identify and describe the nature of all claims asserted, the facts upon which such claims are based, and the relief sought.

(c)     Arbitrator Selection and Authority.

(i)     A neutral and impartial arbitrator shall be chosen by mutual agreement of the Parties; however, if the parties are unable to agree upon an arbitrator within sixty (60) days after date of the Notice of Dispute, then a neutral and impartial arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, except that a court and not the arbitrator shall determine arbitrability and whether all or any part of this Section is void or unenforceable. The arbitrator’s authority shall include the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which any decision or award is based. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same individual remedies, that would apply if the claims were brought in a court of law.

(ii)     The arbitrator shall also have the authority to award costs to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees.

(iii)     The arbitrator shall not have the authority to adjudicate class, collective, or representative claims (including without limitation claims under the California Private Attorneys General Act on behalf of any person other than Executive individually), to award any class, collective, or other representative relief on behalf of any person other than Consultant, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding.

(d)     Actions to Compel Arbitration or Enforce Award. Either Executive or Bank or the Company may bring an action in court to compel arbitration under this Section and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim. Nothing in this Agreement, however, precludes a party from filing an administrative charge with an agency that has jurisdiction over a claim that is otherwise arbitrable.

(e)     Location of Arbitration. All arbitration hearings under this Agreement shall be conducted in Los Angeles County, California, unless otherwise agreed by the parties.

(f)     Waiver of Jury Trial. The Parties understand and agree that by entering into this Agreement, they are each waiving the right to a trial by jury.

(g)     Waiver of Class, Representative, and Collective Claims. To the fullest extent permitted by law, Executive and Bank and the Company each waives any right either may have to bring any class, collective, or representative action against the other party, whether in arbitration, in court, or otherwise, or to participate as a member of any class or collective action against the other party (“Waived Claims”).

(h)     Bifurcation and Stay. If a court or an arbitrator determines in any proceeding between the Parties that any such claims cannot be waived, then the non-waivable claims shall be adjudicated in court or such other forum as provided by law and not in arbitration.

(i)     Applicable Law. This arbitration provision shall be governed by the Federal Arbitration Act and, to the extent permitted by such Act, the laws of the State of California. In the event either party asserts against the other party in a judicial forum both Arbitrable Claims and also Excluded Claims and/or Waived Claims, then such claims shall be bifurcated as follows: (a) Arbitrable Claims shall be subject to arbitration and (b) all Excluded Claims and any Waived Claims that a court or arbitrator in any proceeding between the Parties determines cannot lawfully be waived shall be adjudicated in court or such other forum as provided by law and not in arbitration. To the extent permitted by law, all such claims to be adjudicated outside of arbitration shall be stayed for the duration of the arbitration proceedings.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first written above.

CATHAY GENERAL BANCORP

By: /s/ Dunson K. Cheng

Name:     Dunson K. Cheng

Title:       Executive Chairman

CATHAY BANK

By: /s/ Dunson K. Cheng

Name:    Dunson K. Cheng

Title:      Executive Chairman

EXECUTIVE

      /s/ Pin Tai

     PIN TAI

EXHIBIT A

RSUs

Grant Date	Time- or Performance- Based	Outstanding Units [1] (#) (1)	Vesting Date(s) / Performance Period
3/27/17	Time	1,297	1,297 vest 3/27/20
3/1/18	Time	3,346	1,673 vest 3/1/20 1,673 vest 3/1/21
3/1/19	Time	8,154	2,718 vest 3/1/20 2,718 vest 3/1/21 (to be forfeited) 2,718 vest 3/1/22 (to be forfeited)
12/15/16	Performance (TSR)	10,384	Vesting date = 12/31/19 Performance period = 1/1/17 – 12/31/19
12/15/16	Performance (EPS)	19,946	Vesting date = 12/31/19 Performance period = 1/1/17 – 12/31/19
12/15/16	Performance (ROA)	9,973	Vesting date = 12/31/19 Performance period = 1/1/17 – 12/31/19
12/26/17	Performance (TSR)	8,312	Vesting date = 12/31/20 Performance period = 1/1/18 – 12/31/20
03/15/18	Performance (EPS)	15,759	Vesting date = 12/31/20 Performance period = 1/1/18 – 12/31/20
12/26/17	Performance (ROA)	7,896	Vesting date = 12/31/20 Performance period = 1/1/18 – 12/31/20

1 For performance-based RSUs, the number represents the target award, and that the number of actual RSUs earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria.